Exhibit 99.1

August 9, 2024

COMPANY CONTACT
FutureFuel Corp.
Tom McKinlay
(314) 854-8352 www.futurefuelcorporation.com

FutureFuel Releases Second Quarter 2024 Results

Reports Net Income of $9.6 Million or $0.22 per Diluted Share, and Adjusted EBITDA of $6.9 Million

CLAYTON, Mo. (August 9, 2024) – FutureFuel Corp. (NYSE: FF) (“FutureFuel”), a manufacturer of custom and performance chemicals and biofuels, today announced financial results for the second quarter ended June 30, 2024.

Second quarter 2024 Financial Highlights (all comparisons are with the second quarter of 2023)

●	Revenues were $72.4 million, a decrease of 15% or $12.9 million compared to $85.3 million.
●	Net income was $9.6 million, or $0.22 per diluted share, up from a net loss of $9.9 million, or $0.23 per diluted share.
●	Adjusted EBITDA(1) was $6.9 million, up from ($7.3) million.

Six months 2024 Financial Highlights (all comparisons are with the first six months of 2023)

●	Revenues were $130.7 million, a decrease of 18% or $28.8 million compared to $159.5 million.
●	Net income was $13.9 million, or $0.32 per diluted share, up from $11.2 million, or $0.26 per diluted share.
●	Adjusted EBITDA(1) was $14.0 million, up from $8.6 million.

(1)  A non-GAAP financial measure.  See “Non-GAAP Financial Measures” for a description of the measure and a reconciliation to the applicable GAAP measure.

“Our net income of $9.6 million for the quarter reflects a solid performance when set against a backdrop of a recovering chemical industry from the 2023 downturn and a very competitive Biofuels market. We sold the majority of the separated RINs that we generated during the quarter to close with a significantly reduced RIN inventory fair market value position of $1.1 million compared to $19.5 million at June 30, 2023. As we hold these inventories at zero cost, this is the most significant contributor to the improvement in our earnings quarter on quarter.

“Biodiesel and RIN prices this year remained low compared to 2023 resulting in reduced revenues and compressed margins. Sales volumes were also a little lower in the second quarter as production issues primarily stemming from extreme winter weather experienced during the three-month period ended March 31, 2024, precluded us from building the biodiesel inventories we would typically sell in the three months ended June 30, 2024.

“In our Chemicals segment, glycerin prices were also significantly lower than the same period last year and sales volumes were reduced by the production disruption in the first quarter of this year. We also experienced reduced sales volumes of chemicals sold into the agricultural and energy markets, but these were partially offset by increased volumes of chemicals sold into the automotive coatings market as well as sales of one new product into the coatings market,” said Tom McKinlay, Chief Executive Officer for FutureFuel Corp.

2024 Cash Dividends

FutureFuel paid a special cash dividend of $2.50 per share on common stock on April 9, 2024. FutureFuel also paid a regular quarterly cash dividend in the second quarter in the amount of $0.06 per share on our common stock. The remaining 2024 quarterly dividends of $0.06 per share will be paid in September and December.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures (see “Non-GAAP Financial Measures” for additional information), include all dollar amounts in thousands, except per share amounts:

FutureFuel Corp.

Certain Financial and Operating Metrics

(Unaudited)

	Three Months Ended June 30,
			Dollar	%
	2024	2023	Change	Change
Revenue	$72,409	$85,308	$(12,899)	(15)%
Income (loss) from operations	$5,451	$(11,583)	$17,034	na
Net income (loss)	$9,571	$(9,859)	$19,430	na
Earnings (loss) per common share:
Basic	$0.22	$(0.23)	$0.45	na
Diluted	$0.22	$(0.23)	$0.45	na
Adjusted EBITDA	$6,907	$(7,329)	$14,236	na

	Six Months Ended June 30,
			Dollar	%
	2024	2023	Change	Change
Revenue	$130,690	$159,489	$(28,799)	(18)%
Income from operations	$7,649	$6,668	$981	15%
Net income	$13,901	$11,222	$2,679	24%
Earnings per common share:
Basic	$0.32	$0.26	$0.06	23%
Diluted	$0.32	$0.26	$0.06	23%
Adjusted EBITDA	$14,015	$8,572	$5,443	63%

Financial and Business Summary

Consolidated sales revenue in the three months ended June 30, 2024 decreased $12,899 compared to the three months ended June 30, 2023. This decline was driven mostly by lower sales volumes in the biofuel segment of $7,439. Production issues, primarily stemming from extreme winter weather experienced during the three-month period ended March 31, 2024, prevented us from building the biodiesel inventories we would typically have available to sell in the three months ended June 30, 2024. Also reducing sales revenue in the three-month period, was lower prices in the biofuel segment of $5,940 due to a decline in RIN prices with market supply in excess of the EPA RIN mandate. In our chemical segment, sales revenue increased $1,980 for the three months ended June 30, 2024, compared to the prior-year period, due primarily to stronger sales volumes in the agricultural market, but was mostly offset by reduced sales prices in chemicals sold into the agricultural and energy markets and from product mix ($1,500).

Consolidated sales revenue in the six months ended June 30, 2024 decreased $28,799 compared to the six months ended June 30, 2023. This decline was driven mostly by lower prices in the biofuel segment of $17,882 due to a decline in RIN prices with market supply in excess of the EPA RIN mandate. As noted above, production issues in the first three months of 2024, prevented us from building the biodiesel inventories we would typically have available to sell in the six months ended June 30, 2024.  In our chemical segment, sales revenue declined a net $3,342 ($4,006 on reduced prices on chemicals sold into the agricultural and energy markets partially offset by increased volume, $664), compared to the prior-year period.

Income from operations in the three months ended June 30, 2024 increased $17,034 as compared to the same period of 2023, due primarily to: (i) the benefit of not holding significant inventory of RINs at the end of the current three-month period ($1,055 as compared to $19,461 at June 30, 2023); separated RINs are recognized when transferred; (ii) the change in the mark-to-market derivative position which was an unrealized gain of $578 as compared to an unrealized loss of $1,643 in the three months ended June 30, 2024 and 2023, respectively; and (iii) the change in the adjustment in the carrying value of our inventory as determined utilizing the LIFO method of inventory accounting. This adjustment increased gross profit $1,313 in the three months ended June 30, 2024 and decreased gross profit $288 in the same period of the prior year.  Partially offsetting these benefits were: (i) the narrowing of the spread in biofuel price and feedstock price (inclusive of the effect of the RIN price decline); and (ii) the change in the activity in derivative instruments with a realized gain of $835 in the current three-month period as compared to a realized gain of $6,032 in the prior year period. The contrasting results in the offsetting items (i) and (ii) reflect the impact of price movements in the biodiesel market during the course of each year compared to when we committed to our feedstock acquisition.

Income from operations in the six months ended June 30, 2024 increased $981 as compared to the same period of 2023, primarily due to: (i) the benefit of not holding significant inventory of RINs at the end of the current six-month period as noted above and (ii) the change in the adjustment in the carrying value of our inventory as determined utilizing the LIFO method of inventory accounting.  This adjustment increased gross profit $4,341 in the six months ended June 30, 2024 as compared to an increase of $3,495 in the same period of 2023.  These improvements were mostly offset by the change in the activity of derivative instruments with a realized loss of $354 and unrealized loss of $1,696 in the six months ended June 30, 2024 as compared to a realized gain of $9,437 and unrealized gain of $3,259 in the same period of 2023.  Income from operations was also negatively impacted in the six-month period ended June 30, 2024 by higher costs resulting from the impact of extreme winter weather.

Capital Expenditures

Capital expenditures were $5,270 in the first six months of 2024, compared with $3,875 in the same period in 2023.

Cash and Cash Equivalents

Cash and cash equivalents totaled $115,060 as of June 30, 2024, compared with $219,444 as of December 31, 2023. A special cash dividend of $2.50 per common share was paid April 9, 2024 which totaled $109,408.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biofuels. FutureFuel’s chemicals segment manufactures specialty chemicals for specific customers (“custom chemicals”) as well as multi-customer specialty chemicals (“performance chemicals”). FutureFuel’s custom manufacturing product portfolio includes proprietary agrochemicals, adhesion promoters, a biocide intermediate, and an antioxidant precursor. FutureFuel’s performance chemicals products include a portfolio of proprietary nylon and polyester polymer modifiers and several small-volume specialty chemicals and solvents for diverse applications. FutureFuel’s biofuels segment primarily produces and sells biodiesel to its customers. Please visit www.futurefuelcorporation.com for more information.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with FutureFuel’s current plans, intentions, beliefs, and expectations, and statements of future economic performance. Statements containing such terms as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. In addition, from time-to-time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the “SEC”), in press releases, or in oral statements made by or with the approval of one of FutureFuel’s authorized executive officers.

These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FutureFuel’s Form 10-K Annual Report, as amended for the year ended December 31, 2023 and in its future filings made with the SEC. An investor should not place undue reliance on any forward-looking statements contained in this document, which reflect FutureFuel management’s opinions only as of their respective dates. Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements. The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones faced by FutureFuel. New factors emerge from time to time, and it is not possible for the company to predict which will arise. There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business. In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, FutureFuel’s business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto. All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Non-GAAP Financial Measures

In this press release, FutureFuel used adjusted EBITDA as a key operating metric to measure both performance and liquidity. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP), as a measure of performance or liquidity. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash share-based compensation expense, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, loss on disposal of property and equipment, non-cash gains or losses on derivative instruments, and other non-operating income or expense. Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation and liquidity of FutureFuel’s business. FutureFuel’s calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies.

Adjusted EBITDA allows FutureFuel’s chief operating decision makers to assess the performance and liquidity of FutureFuel’s business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures, and to pay dividends. In particular, FutureFuel management believes that adjusted EBITDA permits a comparative assessment of FutureFuel’s operating performance and liquidity, relative to a performance and liquidity based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance, and of non-cash stock-based compensation expense, which is a non-cash expense that varies widely among similar companies, and non-cash gains and losses on derivative instruments, whose immediate recognition can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

A table included in this earnings release reconciles adjusted EBITDA with net income, the most directly comparable GAAP performance financial measure, and a table reconciles adjusted EBITDA with cash flows from operations, the most directly comparable GAAP liquidity financial measure.

FutureFuel Corp.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	June 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$115,060	$219,444
Accounts receivable, inclusive of the blenders' tax credit of $14,976 and $11,381, respectively and net of allowances for expected credit losses of $145 and $55, respectively	33,394	28,407
Inventory, net	29,516	32,978
Other current assets	5,671	9,717
Total current assets	183,641	290,546
Property, plant and equipment, net	74,070	72,711
Other assets	3,474	3,824
Total noncurrent assets	77,544	76,535
Total Assets	$261,185	$367,081
Liabilities and Stockholders’ Equity
Accounts payable, inclusive of the blenders' tax credit rebates due customers of $890 and $890	$11,420	$22,220
Dividends payable	5,251	10,503
Other current liabilities	16,468	8,621
Total current liabilities	33,139	41,344
Deferred revenue – long-term	9,720	12,570
Other noncurrent liabilities	3,931	3,287
Total noncurrent liabilities	13,651	15,857
Total liabilities	46,790	57,201
Commitments and contingencies
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 43,763,243 shares issued and outstanding as of June 30, 2024 and December 31, 2023	4	4
Additional paid in capital	204,820	282,489
Retained earnings	9,571	27,387
Total Stockholders’ Equity	214,395	309,880
Total Liabilities and Stockholders’ Equity	$261,185	$367,081

FutureFuel Corp.

Condensed Consolidated Statements of Income and Comprehensive Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three months ended		Six Months Ended
	June 30:		June 30:
	2024	2023	2024	2023
Revenue	$72,409	$85,308	$130,690	$159,489
Cost of goods sold and distribution	63,752	93,900	117,026	146,458
Gross profit (loss)	8,657	(8,592)	13,664	13,031
Selling, general, and administrative expenses	2,290	1,984	4,193	4,284
Research and development expenses	916	1,007	1,822	2,079
Total operating expenses	3,206	2,991	6,015	6,363
Income (loss) from operations	5,451	(11,583)	7,649	6,668
Interest and dividend income	1,521	1,732	4,321	4,068
Gain on marketable securities	-	42	-	575
Other income (expense) net	2,605	(35)	2,569	(67)
Other income (expense) net	4,126	1,739	6,890	4,576
Income (loss) before income taxes	9,577	(9,844)	14,539	11,244
Income tax provision	6	15	638	22
Net income (loss)	$9,571	$(9,859)	$13,901	$11,222

Earnings (loss) per common share
Basic	$0.22	$(0.23)	$0.32	$0.26
Diluted	$0.22	$(0.23)	$0.32	$0.26
Weighted average shares outstanding
Basic	43,763,243	43,763,243	43,763,243	43,763,243
Diluted	43,763,243	43,763,243	43,763,243	43,764,890

Comprehensive income (loss)
Net income (loss)	$9,571	$(9,859)	$13,901	$11,222
Other comprehensive (loss) income from unrealized net (losses) gains on available-for-sale securities	-	(20)	-	2
Income tax effect	-	4	-	(1)
Total other comprehensive (loss) income, net of tax	-	(16)	-	1
Comprehensive income (loss)	$9,571	$(9,875)	$13,901	$11,223

FutureFuel Corp.

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities
Net income	$13,901	$11,222
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	4,760	5,155
Amortization of deferred financing costs	51	49
Provision for deferred income taxes	626	-
Change in fair value of equity securities	-	(3,117)
Change in fair value of derivative instruments	1,696	(3,259)
Loss on the sale of investments	-	2,543
Stock based compensation	22	-
Loss on disposal of property, plant, and equipment	-	8
Noncash interest expense	18	17
Changes in operating assets and liabilities:
Accounts receivable	(4,980)	(2,369)
Accounts receivable – related parties	(7)	(1)
Inventory	3,462	(40,601)
Income tax receivable	(20)	19
Prepaid expenses	2,156	1,706
Other assets	555	(4,502)
Accounts payable	(11,649)	(6,269)
Accounts payable – related parties	-	24
Accrued expenses and other current liabilities	6,710	321
Accrued expenses and other current liabilities – related parties	-	(1)
Deferred revenue	(1,713)	(2,037)
Other noncurrent liabilities	-	427
Net cash provided by (used in) operating activities	15,588	(40,665)
Cash flows from investing activities
Collateralization of derivative instruments	(42)	3,154
Proceeds from the sale of marketable securities	-	37,701
Capital expenditures	(5,270)	(3,875)
Net cash (used in) provided by investing activities	(5,312)	36,980
Cash flows from financing activities
Payment of dividends	(114,660)	(5,251)
Deferred financing costs	-	(14)
Net cash used in financing activities	(114,660)	(5,265)
Net change in cash and cash equivalents	(104,384)	(8,950)
Cash and cash equivalents at beginning of period	219,444	175,640
Cash and cash equivalents at end of period	$115,060	$166,690

Cash paid for income taxes	$-	$20
Noncash capital expenditures	$1,182	$244

FutureFuel Corp.

Reconciliation of Non-GAAP Financial Measure to Financial Measure

(Dollars in thousands)

(Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three months ended		Six Months Ended
	June 30:		June 30:
	2024	2023	2024	2023
Net income (loss)	$9,571	$(9,859)	$13,901	$11,222
Depreciation	2,145	2,604	4,760	5,155
Non-cash stock-based compensation	-	-	22	-
Interest and dividend income	(1,521)	(1,732)	(4,321)	(4,068)
Non-cash interest expense and amortization of deferred financing costs	34	34	69	67
Loss on disposal of property and equipment	-	8	-	8
Unrealized (gain) loss on derivative instruments	(578)	1,643	1,696	(3,259)
Gain on marketable securities	-	(42)	-	(575)
Other income	(2,750)	-	(2,750)	-
Income tax provision	6	15	638	22
Adjusted EBITDA	$6,907	$(7,329)	$14,015	$8,572

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

	Six Months Ended
	June 30:
	2024	2023
Net cash provided by (used in) operating activities	$15,588	$(40,665)
Deferred income taxes, net	(626)	-
Interest and dividend income	(4,321)	(4,068)
Income tax provision	638	22
Changes in operating assets and liabilities, net	5,486	53,283
Other income	(2,750)	-
Adjusted EBITDA	$14,015	$8,572

FutureFuel Corp.

Condensed Consolidated Segment Income

(Dollars in thousands)

(Unaudited)

	Three months ended		Six Months Ended
	June 30:		June 30:
	2024	2023	2024	2023
Revenue
Custom chemicals	$15,583	$15,576	$31,010	$32,196
Performance chemicals	3,653	3,180	6,285	8,441
Chemical revenue	19,236	18,756	37,295	40,637
Biofuel revenue	53,173	66,552	93,395	118,852
Total Revenue	$72,409	$85,308	$130,690	$159,489

Segment gross profit (loss)
Chemical	$4,677	$6,416	$8,698	$15,039
Biofuel	3,980	(15,008)	4,966	(2,008)
Total gross profit (loss)	$8,657	$(8,592)	$13,664	$13,031

As of June 30, 2024, FutureFuel held 2.1 million RINs with a fair market value of $1,055. Comparatively, at June 30, 2023, FutureFuel held 11.8 million RINs with a fair market value of $19,461.